Exhibit 10.7
SETTLEMENT AGREEMENT AND RELEASE
THIS SETTLEMENT AGREEMENT AND RELEASE (“Agreement”) is executed as of the dates set forth below, by and between FirstMark III, L.P., a Delaware limited partnership located at 120 W. 45th St., 19th Floor, NY, NY 10036 (“FM 3”); FirstMark III Offshore Partners, L.P., a Cayman Islands entity, with a mailing address of 120 W. 45th St., 19th Floor, NY, NY 10036 (“FM 3O”) (collectively “FirstMark” or “Plaintiffs”); and Irvine Sensors Corporation, a Delaware corporation located at 3001 Red Hill Avenue, Costa Mesa, California 92526 (“Irvine”) (All three parties to this Agreement may be referred to collectively as the “Parties” and each of them as a “Party”).
RECITALS
WHEREAS, FirstMark commenced an action against Irvine that is currently pending in the Supreme Court of the State of New York, County of New York, entitled FirstMark III, L.P. and FirstMark III Offshore Partners, L.P. v. Irvine Sensors Corporation (Index No. 103687/09) (hereinafter the (“Action”)); and
WHEREAS, the Parties desire to adjust and settle all claims between them, including those claims asserted in the Action.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties do hereby agree as follows:
1. (a) Irvine shall pay to FirstMark the total sum of $1,235,000 (the “Settlement Amount”). The Settlement Amount shall be paid in monthly installments as follows: (1) $80,000 (including $15,000 in attorney’s fees) by January 15, 2011; (2) $80,000 (including $15,000 in attorney’s fees) by February 15, 2011; (3) $70,000 (including $5,000 in attorney’s fees) by March 15, 2011; (4) fourteen payments of $65,000 by the 15th day of each month commencing April 15, 2011; and (3) a final payment of $95,000.

(b) Each installment of the Settlement Amount shall be paid in the amounts set forth below by wire transfer of immediately available funds to the following accounts, unless a different account or manner of payment is requested by FirstMark:

Branch: Citibank New York	Branch: Citibank New York
SWIFT: CITIUS33	SWIFT: CITIUS33
ABA: 021000089	ABA: 021000089
Account Number: 30769072	Account Number: 30769005
Account Name: FirstMark III LP	Account Name: FirstMark III Offshore Partners LP
(c) The above payments will be made as follows:

Date	Payment	FM 3	FM 3O
1/15/11	80,000	70,115.93	9,884.07
2/15/11	80,000	70,115.93	9,884.07
3/15/11	70,000	61,351.44	8,648.56
4/15/11	65,000	56,969.19	8,030.81
5/15/11	65,000	56,969.19	8,030.81
6/15/11	65,000	56,969.19	8,030.81
7/15/11	65,000	56,969.19	8,030.81
8/15/11	65,000	56,969.19	8,030.81
9/15/11	65,000	56,969.19	8,030.81
10/15/11	65,000	56,969.19	8,030.81
11/15/11	65,000	56,969.19	8,030.81
12/15/11	65,000	56,969.19	8,030.81
1/15/12	65,000	56,969.19	8,030.81
2/15/12	65,000	56,969.19	8,030.81
3/15/12	65,000	56,969.19	8,030.81
4/15/12	65,000	56,969.19	8,030.81
5/15/12	65,000	56,969.19	8,030.81
6/15/12	95,000	83,262.66	11,737.34

Total	1,235,000	1,082,414.62	152,585.38

2. In the event a monthly installment payment is not paid by Irvine within thirty (30) days of the date it is due (the “Default”), FirstMark may enter a Confession of Judgment in the form attached hereto as Exhibit A, in the full Settlement Amount less any payment made by Irvine to FM 3/FM 3O pursuant to this Settlement Agreement prior to the Default.
3. It is understood and agreed that this Agreement does not constitute an admission by any Party of any wrongful action or violation of any federal or state statute, local ordinance or common law rights or of any other possible or claimed violation of law or rights, contractual or otherwise.
4. Each of the Parties agrees not to, directly or indirectly, make any disparaging statements regarding any other Party, any of such other Party’s affiliated companies, or any of their respective successors, officers, directors, shareholders (for shareholders, solely with respect to the Action), members or employees.

5. Each Party, including each employee, agent, general partner and/or representative of each Party (including its outside counsel), agrees that this Agreement is confidential and further agrees that it shall keep the contents of this Agreement, and of any negotiation or communication related thereto (whether written or preserved in any other form) in strict confidence and shall not disclose, summarize or characterize any of the contents of this Agreement to any other person, without the prior written consent of the adverse Party, except (a) as required by law; (b) to any regulatory body with jurisdiction over such Party, including disclosure and filing of this Agreement with the SEC; (c) to such Party’s auditors, tax preparers, financial advisors and current and prospective investors in the Party or its affiliated funds, provided such third parties agree to maintain the confidentiality of the contents except as required by law. Notwithstanding anything herein to the contrary, a Party may disclose to any person or entity that “The Action has been dismissed by agreement of the Parties, and the terms of that agreement are confidential” or words substantially to that effect which do not disclose any of the other terms of this Agreement. Each of the Parties acknowledges that the agreement to the terms set forth in this paragraph is a material inducement to each of the Parties in entering into this Agreement and that none of the Parties would enter into this Agreement if not for the inclusion of this paragraph.
6. The Parties agree that any violation of paragraph 4 or 5 of this Agreement by a Party to this Agreement cannot be adequately compensated solely by monetary damages, and the non-violating Party may seek injunctive relief as well as monetary damages in court.
7. FirstMark agrees to execute and thereafter deliver to counsel for Irvine a Stipulation of Discontinuance in the form attached hereto as Exhibit B, which counsel for Irvine shall file with the Court in which the Action is pending. This Agreement shall not be filed with the Court in which the Action is pending or any other court, tribunal, organization or government entity.

8. FirstMark III, L.P. and FirstMark III Offshore Partners, L.P., on behalf of themselves, their officers, general partners and their respective representatives, successors and/or assigns (collectively the “FirstMark Releasing Parties”), hereby irrevocably and fully release and forever discharge Irvine Sensors Corporation, its past and present officers, directors, managers, employees, representatives, shareholders (for shareholders, solely with respect to the Action), subsidiaries, affiliates, attorneys, successors and assigns, in any and all capacities (collectively the “Irvine Released Parties”) from any and all actions, causes of action, suits, charges, complaints, claims, liabilities, obligations, promises, contracts, agreements, controversies, damages, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, that any of the FirstMark Releasing Parties may have, or may have had, against any of the Irvine Released Parties by reason of any matter whatsoever from the beginning of time to the date of this Agreement, including, without limitation, any claims related to the subject matter of the Action.
9. Irvine, on behalf of itself, its officers, directors, and their respective representatives, successors and/or assigns (collectively the “Irvine Releasing Parties”), hereby irrevocably and fully releases and forever discharges FirstMark III, L.P. and FirstMark III Offshore Partners, L.P., their past and present officers, general partners, employees, representatives, subsidiaries, affiliates, attorneys, successors and assigns, in any and all capacities (collectively the “FirstMark Released Parties”) from any and all actions, causes of action, suits, charges, complaints, claims, liabilities, obligations, promises, contracts, agreements, controversies, damages, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, that any of the Irvine Releasing Parties may have, or may have had, against any of the FirstMark Released Parties by reason of any matter whatsoever from the beginning of time to the date of this Agreement, including, without limitation, any claims related to the subject matter of the Action.

10. The FirstMark Releasing Parties and the Irvine Releasing Parties expressly waive any and all rights and benefits conferred upon them by Section 1542 of the California Civil Code, which states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Accordingly, the FirstMark Releasing Parties and the Irvine Releasing Parties knowingly, voluntarily and expressly waives any rights and benefits arising under Section 1542 of the California Civil Code and any other statute or principle of similar effect.
11. FirstMark and Irvine represent that, other than the Action, they are not aware of any proceedings, investigations or actions that are threatened, currently pending or ongoing that relate in any way to (a) claims by FirstMark or any of the FirstMark Releasing Parties against any of the Irvine Released Parties, or (b) claims by Irvine or any of the Irvine Releasing Parties against any of the FirstMark Released Parties.
12. Each of the Parties represents and warrants to the other Parties as follows:
(a) Each Party is duly established, validly existing and in good standing under the laws of the jurisdiction in which it was established, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.
(b) The execution, delivery and performance of this Agreement by each Party and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms.

(c) Each individual Party has read this Agreement, understands its contents, and agrees to its terms and conditions.
(d) Each Party’s execution of this Agreement has not been obtained by duress.
(e) Each Party has consulted with legal counsel of its choice prior to executing this Agreement, the terms of this Agreement and the consequences of this Agreement have been completely explained by their attorneys, and those terms are fully understood and voluntarily accepted.
(f) Each Party has conducted an independent investigation of the facts and does not rely upon any statement or representation of another Party or representatives of another Party in entering into this Agreement, other than as expressly provided for in this Agreement.
(g) Each Party has accepted the terms of this Agreement as a complete compromise of matters involving disputed issues of law and fact.
13. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and any of their respective subsidiaries, affiliates, insurers, predecessors, successors, officers, directors, managers, employees, stockholders, members, agents, attorneys or assigns.

14. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and the disposition of all claims between the Parties, including without limitation the claims asserted in the Action.
15. This Agreement and any questions concerning its validity, construction or performance shall be governed by the laws of the State of New York without regard to choice of law.

16. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

FIRSTMARK III, L.P.
Dated: December 20, 2010	By:	/s/ Brian Kempner
		Name:	Brian Kempner
		Title:	Chief Operating Officer

FIRSTMARK III OFFSHORE PARTNERS, L.P.
Dated: December 20, 2010	By:	/s/ Brian Kempner
		Name:	Brian Kempner
		Title:	Chief Operating Officer

IRVINE SENSORS CORPORATION
Dated: December 20, 2010	By:	/s/ John Stuart
		Name:	John Stuart
		Title:	Senior Vice President and Chief Financial Officer

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